Exhibit 10.10

No. «GrantID»

AXIOM SOLUTIONS INTERNATIONAL, INC.

2027 EQUITY INCENTIVE PLAN

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of [<<Grant Date>>] (the “Grant Date”) by and between Axiom Solutions International, Inc., a Texas corporation (the “Company”), and [«First» «Last»] (the “Participant”), and sets forth the terms and conditions of an award of [«Total Target Shares»] performance-based restricted stock units (“PSUs”) (representing the aggregate Target Amount).

Capitalized terms not defined herein shall have the meaning ascribed to them in the Axiom Solutions International, Inc. 2027 Equity Incentive Plan, as amended from time to time (the “Plan”). The Performance-Based Restricted Stock Unit Award (the “PSU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement, including the PSU Award terms set forth in Exhibit A (the “Individual Award Terms”) and any applicable country-specific terms set forth in Exhibit B. By accepting the PSU Award, the Participant agrees to be bound by the terms and conditions of the Plan, this Agreement, and the Exhibits hereto, and acknowledges receipt of a copy of the Plan and the official prospectus for the Plan, which are also available at the offices of the Company.

The Participant must affirmatively acknowledge and accept this PSU Award within 120 days following the Grant Date. Failure to do so will result in automatic forfeiture of this PSU Award.

1. Grant of PSU Award.

1.1 Grant of PSU Award. Subject to the terms and conditions of the Plan and this Agreement, including any country-specific terms set forth in Exhibit B, the Company hereby grants to the Participant a PSU Award for the number of shares of Common Stock set forth above (the “Shares”), which Shares are subject to EPS performance criteria (the “Target EPS Shares”).

(a) Vesting. The PSU Award shall vest, and the applicable number of Shares shall be issuable to the Participant, according to the Performance Criteria set forth in Exhibit A. If application of the Performance Criteria results in the vesting of a fractional Share, such Share shall be rounded down to the nearest whole Share (it being understood that fractional Shares resulting from application of separate Performance Criteria hereunder shall first be added together, and then rounded down, if applicable, to the nearest whole Share). Shares that vest and are issuable pursuant to the Performance Criteria are “Vested Shares.”

(b) Termination of Service. The PSU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the Participant’s Termination Date (at which time, for the sake of clarity, all PSUs granted to Participant pursuant to the PSU Award that have not yet vested and been released will be immediately forfeited) or the date when all applicable Shares that are subject to the PSU Award have been allotted and issued, or forfeited in the case of any portion of the PSU Award that fails to vest; provided, however, that if the Participant has a Termination of Service due to Retirement, and signs a release of claims in the format specified by the Company, then (i) the PSU Award and all rights and obligations hereunder will not terminate and (ii) a number of Vested Shares shall be issued to the Participant following the end of the EPS Performance Period and on the Release Date upon the vesting of the PSU Award pursuant to the Performance Criteria and pro-rated for the portion of the EPS Performance Period during which the Participant was employed prior to Retirement; provided, further, that if within the EPS Performance Period, the Participant violates the terms of Sections 10 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any Parent, Subsidiary or Affiliate, then the PSU Award and all of the Company’s obligations and the Participant’s rights under this Agreement shall immediately terminate.

For purposes of this Agreement, “Retirement” shall mean the Participant’s voluntary Termination of Service after the Participant has attained age fifty-five (55) and completed at least five (5) years of service as an Employee of the Company or any Parent, Subsidiary or Affiliate; provided that the Participant’s age plus years of service equals at least sixty-five (65); provided, further, that the Participant provides, as may be required by the Company in its discretion, up to six (6) months of written notice of such Retirement which is irrevocable by the Participant.

(c) Termination of Service due to Death or Disability. Notwithstanding anything in this Agreement to the contrary, if the Participant has a Termination of Service due to death or Disability, then (i) the PSU Award and all rights and obligations hereunder will not terminate and (ii) the applicable number of Vested Shares shall be issued to the Participant as soon as administratively practicable following the Termination of Service due to death or Disability (with the issuance date being deemed as the Release Date for purposes of this Section 1.1(c)), pursuant to the Performance Criteria based upon (x) actual performance for any completed EPS Measurement Period during the EPS Performance Period, (y) target performance for any unfinished EPS Measurement Period during the EPS Performance Period and (z) pro-rated based on the fraction of the EPS Performance Period during which the Participant was employed prior to death or Disability.

For purposes of this Agreement, “Disability” shall mean the inability of the Participant to perform in all material respects their duties and responsibilities to the Company or any Parent, Subsidiary or Affiliate, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of at least six (6) consecutive months or (ii) such shorter period as the chief executive officer of the Company (the “CEO”) (or the Committee in the case of the CEO) or the CEO’s direct reports, may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the CEO, the Committee or the CEO’s direct reports, as applicable.

(d) Allotment and Issuance of Vested Shares. The Company shall allot and issue the Vested Shares as soon as administratively practicable after such number of Shares are determined to have vested (as Vested Shares) pursuant to the Performance Criteria, and as further set forth in the “PERFORMANCE MEASUREMENT, VESTING AND RELEASE – Vesting / Release” section of Exhibit A or as provided above in Sections 1.1(b) and (c), as applicable. The Company shall have no obligation to allot and issue, and the Participant will have no right or title to, any Shares, and no Shares will be allotted and issued to the Participant, until satisfaction of the Performance Criteria.

(e) Change of Control. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs on or prior to the Participant’s Termination Date, the vesting of any outstanding portion of the PSU Award will be governed by the applicable provisions of Section 10.2 of the Plan.

(f) No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate the Participant’s employment or service relationship at any time, with or without cause.

(g) Nontransferability of PSU Award. None of the Participant’s rights under this Agreement or under the PSU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participants in the U.S. may transfer or assign the PSU Award to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions through a gift or a domestic relations order (and not in a transfer for value), or as otherwise allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.

(h) Privileges of Share Ownership. The Participant shall not have any of the rights of a stockholder until the Vested Shares have been allotted and issued after the applicable vest date and distributed to the Participant.

(i) Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the PSU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

1.2 Title to Shares. Title will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies Stock Administration of an alternative designation in compliance with the terms of this Agreement and applicable laws.

2. Delivery.

2.1 Deliveries by the Participant. The Participant hereby delivers to the Company this Agreement.

2.2 Deliveries by the Company. The Company will issue a duly executed share certificate or other documentation evidencing the Vested Shares in the name specified in Section 1.2 after such number of Shares are determined to have vested (as Vested Shares) pursuant to the Performance Criteria, and as further set forth in the “PERFORMANCE MEASUREMENT, VESTING AND RELEASE” section of Exhibit A or as provided above in Sections 1.1(b) and (c), as applicable; provided the Participant has delivered and executed this Agreement prior to the applicable vesting date and has remained continuously employed by the Company or a Parent, Subsidiary, or Affiliate through the relevant date on which such Shares become Vested Shares.

3. Compliance with Laws and Regulations. The issuance and transfer of the Shares to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any share exchange or automated quotation system on which the Shares may be listed at the time of such issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission, any state, local or foreign securities commission or any share exchange to effect such compliance.

4. Rights as Stockholder. Subject to the terms and conditions of this Agreement, the Participant will have all of the rights of a stockholder of the Company with respect to the Vested Shares which have been allotted and issued to the Participant until such time as the Participant disposes of such Vested Shares.

5. Stop-Transfer Orders.

5.1 Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2 Refusal to Transfer. The Company will not be required (i) to register in its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares have been so transferred.

6. Taxes and Disposition of Shares.

6.1 Tax Obligations.

(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including but not limited to, the grant, vesting or issuance of Vested Shares underlying the PSU Award, the subsequent sale of Vested Shares acquired upon vesting and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer, or any Parent or Subsidiary of the Company; (ii) withholding from the proceeds of the sale of Vested Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), including a “sell-to-cover” transaction; (iii) withholding in Shares to be issued at vesting of the PSU Award; or (iv) any other method approved by the Committee and permitted by applicable laws.

(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Vested Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.

(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Vested Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6.2 Disposition of Shares. The Participant hereby agrees that he or she shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until the Participant shall have complied with all requirements of this Agreement applicable to the disposition of the Shares.

7. Nature of Grant. In accepting the PSU Award, the Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the grant of the PSU Award is voluntary and occasional and does not create any contractual or other right to receive future PSU Awards, or benefits in lieu of PSU Awards, even if PSU Awards have been granted repeatedly in the past;

(c) all decisions with respect to future PSU Awards, if any, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Plan is voluntary;

(e) the future value of the Shares underlying the PSU Award is unknown and cannot be predicted with certainty;

(f) no claim or entitlement to compensation or damages shall arise from the forfeiture of the PSU Award resulting from a Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the PSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(g) if the Participant resides outside of the U.S.:

(A) the PSU Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(B) the PSU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer, the Company or any Parent, Subsidiary or Affiliate; and

(C) in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), and subject to Sections 1.1(b) and (c), as applicable, the Participant’s right to vest in the PSU Award under the Plan, if any, will terminate effective as of the date of Termination of Service, it being understood that the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this PSU Award.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of the Shares acquired upon vesting of the PSU Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PSU Award materials by and among, as applicable, the Employer, the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b) The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSU Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Participant understands that Data will be transferred to the Company stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

10. Non-Disclosure of Confidential Information.

(a) The Participant acknowledges that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. The Participant further acknowledges that the services rendered to the Company by the Participant have been or will be of a special and unusual character which have a unique value to the Company and that the Participant has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.

(b) The Participant agrees to not use, disclose, upload, download, copy, transfer, or delete any Confidential Information, including trade secrets, except as required in the performance of the Participant’s duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information the Participant developed in the performance of the Participant’s duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, but is not limited to, all information of Company to which the Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which the Participant has had or will have access. The Participant will not, directly, or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. The Participant acknowledges and understands that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, nothing in this Agreement is intended to restrict or prohibit Participant from communicating with, providing testimony before, providing confidential information to, reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures that are protected under the whistleblower protections of applicable state or federal law or regulation. As used in this Section 10, “Company” includes any Parent, Subsidiary or Affiliate.

11. Employee Non-Solicitation. The employee non-solicitation provisions contained in Section 11(a) apply to all Participants, and the provisions in Section 11(b) apply to all Participants except California employees. As used in this Section 11, “Company” includes any Parent, Subsidiary or Affiliate.

(a) Non-Solicitation of Employees During Employment. During the term of the Participant’s employment with the Company, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.

(b) Non-Solicitation of Employees After Employment. For a period of twelve (12) months following the date of the Participant’s separation from employment with the Company for any reason, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) refer any employee of the Company to anyone outside of the Company for the purpose of that employee seeking, obtaining, or entering into an employment relationship and/or agreement to provide services; or (c) induce or attempt to induce any such employee to breach their obligations to the Company.

12. Customer Non-Solicitation. The customer non-solicitation provisions contained in Section 12(a) apply to all Participants, and the provisions contained in Section 12(b) apply to all Participants except California employees. As used in this Section 12, “Company” includes any Parent, Subsidiary or Affiliate.

(a) Non-Solicitation of Customers During Employment. During the term of the Participant’s employment with the Company, the Participant will not solicit, induce, or attempt to induce any past or current customer of the Company (i) to cease doing business, in whole or in part, with the Company; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(b) Non-Solicitation of Customers After Employment. For a period of twelve (12) months following the date of the Participant’s separation from employment with the Company for any reason, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, either directly or through others, solicit, induce, or attempt to induce any past or current Customer (defined below) of the Company to terminate, reduce, or negatively alter his/her/its relationship with the Company or to do business with a Competing Company (defined below). The geographic scope of the covenants described in this Section 12 shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which Participant has worked and/or performed services for the Company. For purposes of this Section 12, “Customer” means any person, company or entity that: (a) was a customer of the Company during the last two (2) years of Participant’s employment and/or at the time of the termination of Participant’s employment; or (b) was engaged in active negotiations with the Company relating to the purchase of services or products from the Company at any time during the two (2) years immediately prior to the termination of Participant’s employment. A “Customer” shall not include any customer that Participant did not solicit, service, or have business-related dealings with or receive Confidential Information about in the last two (2) years of Participant’s employment with the Company.

13. Non-Compete. The non-compete provision contained in this Section 13 applies to all Participants except California employees. As used in this Section 13, “Company” includes any Parent, Subsidiary or Affiliate.

For a period of twelve (12) months following the date on which the Participant’s employment with the Company terminates for any reason, regardless of whether the termination is initiated by the Participant or the Company, the Participant agrees that the Participant will not: (A) provide services that are the same or similar in function or purpose to that which Participant performed for the Company to a Competing Company within the Restricted Area (defined below); (B) own (other than the ownership of five percent (5%) or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company; or (C) provide services that are otherwise likely to result in the use or disclosure of the Company’s Confidential Information.

A “Competing Company” is a person or entity engaged in the provision of a product or service which competes with the products and services offered by the Company, as to which Participant (a) had business-related involvement or (b) received Confidential Information about during the last two (2) years of Participant’s employment with the Company.

The “Restricted Area” means the Company’s area of legitimate competitive concern based on Participant’s responsibilities to Flex and knowledge of the Company’s Confidential Information and goodwill with customers, clients, business partners, dealers, and agents as it exists in view of all relevant facts and circumstances. If Participant is or was an employee with defined geographic responsibilities, the Restricted Area shall include all geographies over which Participant had assigned responsibilities during the last two (2) years of Participant’s employment with the Company.

14. Additional Post-Employment Restrictive Covenant Terms.

(a) Consideration. Participant acknowledges that s/he would not have received the benefits and consideration provided under this Agreement but for his/her agreement to abide by its Non-Disclosure, Non-Solicitation, and Non-Compete covenants set forth in Sections 10, 11, 12 and 13 (collectively, “Post-Employment Restrictive Covenants”) terms and that Participant’s agreement to the Post-Employment Restrictive Covenants is a material component of the consideration for this Agreement. Participant understands that s/he has the right to consult with an attorney regarding the terms of this Agreement before signing it, and that s/he has had at least 14 days to review the Agreement.

(b) Subsequent Employment. Participant agrees that, while employed by the Company and for twelve (12) months thereafter, Participant will communicate the terms of the Post-Employment Restrictive Covenants to any person, firm, association, partnership, corporation, or other entity that Participant intends to become employed by, associated with or represent, or contract for, prior to accepting and engaging in such employment, contract, association and/or representation.

(c) Tolling. Participant agrees that the applicable restricted period shall be tolled and suspended during and for the pendency of any violation of the Post-Employment Restrictive Covenants’ terms and for the pendency of any legal proceedings to enforce these terms, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the restricted period after employment.

(d) Reasonable and Necessary. Participant agrees that the Post-Employment Restrictive Covenants set forth in Sections 11, 12 and 13 are reasonable and necessary for the protection of the Company’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict Participant’s ability to earn a living, and that they are not unduly burdensome to Participant.

(e) Judicial Modification. If any restriction set forth in Sections 11, 12 or 13 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f) Non-U.S. Country-Specific Provisions. The restrictions contained in Sections 12 and 13 do not apply to Participant if Participant works and resides in a country that mandates, as a non-waivable condition, continued pay during the Restricted Period, unless the Company advises the Participant that it will tender such pay, which shall be in the minimum amount required by applicable law.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and in the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

16. Governing Law; Venue; Severability. Notwithstanding Section 14.12 of the Plan, this Agreement shall be governed by and construed in accordance with the internal laws of the state where you reside, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the PSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state where you reside and agree that such litigation shall be conducted only in the applicable federal courts for the state where you reside, or if the issue cannot be adjudicated by federal courts, then the state courts for the state where you reside. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

17. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Vice President of Finance of the Company at its corporate offices at [Address], or sent via email to the designated Company email address. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated in the Company’s records or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, upon transmission by email (with confirmation of receipt), three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), or one (1) business day after its deposit with any return receipt express courier (prepaid). Notices may also be delivered electronically in accordance with Section 20.

18. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.

19. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21. Exhibits. The Individual Award Terms applicable to this PSU Award are set forth in Exhibit A. The PSU Award shall also be subject to any special terms and provisions for the Participant’s country as set forth in Exhibit B. If the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan. Each of Exhibit A and Exhibit B constitutes part of this Agreement.

22. Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the PSU Award will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that the PSU Awards that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSU Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 10, 11, 12 and 13 of this Agreement. Participant further agrees that, in the event of a breach of Sections 10, 11, 12 and/or 13, (a) the Company shall be entitled to all of its remedies at law or in equity, including but not limited to monetary damages; (b) the Company shall be entitled to an accounting and repayment from Participant of all profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly realized or may realize as a result of or in connection with any breach of the Post-Employment Restrictive Covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or equity. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies.

25. Entire Agreement; Recoupment.

(a) The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

(b) In consideration of the grant of the PSU Award to the Participant, and notwithstanding anything in this Agreement to the contrary, (i) the PSU Award shall be subject to cancellation, and (ii) any Shares issued or payments made pursuant to the PSU Award shall be subject to recovery, clawback and/or recoupment, in each case, (x) as set forth in Section 14.15 of the Plan pursuant to any clawback or similar policy that the Company adopts or amends (or has adopted or amended), or (y) as required under applicable law or any applicable requirement of any share exchange on which such Shares may be listed.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Grant Date.

AXIOM SOLUTIONS INTERNATIONAL, INC.	PARTICIPANT

By:	By:
Name:	Name:
Title:	Address:

AXIOM SOLUTIONS INTERNATIONAL, INC. 2027 EQUITY INCENTIVE PLAN

EXHIBIT A TO THE

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

INDIVIDUAL AWARD TERMS

[To be inserted.]

AXIOM SOLUTIONS INTERNATIONAL, INC. 2027 EQUITY INCENTIVE PLAN

EXHIBIT B TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. PARTICIPANTS

Terms and Conditions

This Exhibit B includes additional terms and conditions that govern the RSU Award granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of [•] 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSU Award vests and Shares are issued to the Participant or the Participant sells Shares acquired upon vesting of the RSU Award under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice (including for the avoidance of doubt legal and tax advice) as to how the relevant laws, regulations, guidance or any other similar rules in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Grant Date, the information contained herein may not be applicable to the Participant.

[To be inserted.]